EXHIBIT 23.1

Consent of Independent Accountants

We consent to the inclusion in this Registration Statement on Form S-8 of our report, dated September 21, 1995, on our audits of the financial statements and financial statement schedule of Micron Electronics, Inc. and subsidiaries, as of August 31, 1995 and September 1, 1994 and for each of the three years in the period ended August 31, 1995.

Coopers & Lybrand L.L.P.

Boise, Idaho
October 25, 1995